Exhibit 10.1

[CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE MARKED [***].]

WARRANTY AGREEMENT

BY AND BETWEEN

Hillenbrand France Acquisition Holdings SAS

on the one hand

AND

THE SELLERS IDENTIFIED HEREIN

on the other hand,

WITH RESPECT TO

LINXIS GROUP

Dated: September 15, 2022

Index:

ARTICLE I INTERPRETATION		4
1.1	Certain Definitions	4
1.2	Principles of Interpretation	10
1.3	Nature of the Sellers' Obligations	11
ARTICLE II REPRESENTATIONS AND WARRANTIES		12
2.1	Group Structure	12
2.2	Group Companies	12
2.3	Accounts	13
2.4	Changes in the Business of the Group Companies	14
2.5	Tax Matters	16
2.6	Real Property	17
2.7	Personal Property	18
2.8	Intellectual Property	18
2.9	Compliance with Law	19
2.10	Proceedings	20
2.11	Products & Services Liability	20
2.12	Material Contracts	20
2.13	Insurance	22
2.14	Employment Matters	22
2.15	Sufficiency of Assets	24
2.16	Information Technology	24
2.17	Data Protection	25
2.18	Environmental Matters	25
2.19	Compliance Matters	26
ARTICLE III REPAYMENT OBLIGATION		27
3.1	Repayment Obligation; Limitation on Quantum	27
3.2	Time Limits for Claims	27
3.3	Payment	28
3.4	Exclusions	28
3.5	No Liability; W&I Insurance	28
ARTICLE IV MISCELLANEOUS		29
4.1	Disclosure Update	29
4.2	Termination	29
4.3	Confidentiality	29
4.4	Sellers' Agent	29
4.5	Costs and Expenses	30

4.6	Professional Advice	30
4.7	Unforeseeability	31
4.8	Express Waivers	31
4.9	Notices	31
4.10	Entire Agreement	32
4.11	No Third Party Rights; Assignment	32
4.12	Severability	32
4.13	Waivers and Amendments	33
4.14	Governing Law and Submission to Jurisdiction	33
4.15	Electronic Signature	33

List of Annexes:

Annex 0 – Additional Sellers

Annex A – Disclosed Information

Annex B – Notices

List of Schedules:

Schedule 2.1(a) – Group chart

Schedule 2.1(b) – Group structure

Schedule 2.2(b) – Group Companies

Schedule 2.2(d)(f) – Group Companies – Put options & shareholders’ agreements

Schedule 2.2(e) – Group Companies – Encumbrances

Schedule 2.4 – Ordinary Course of Business

Schedule 2.5 – Tax Matters

Schedule 2.6(a) – List of Owned Real Properties

Schedule 2.6(b) – Material Lease Agreements

Schedule 2.7(b) – Personal Property

Schedule 2.8(a) – List of Intellectual Property Rights owned by the Group Companies

Schedule 2.8(b) – Intellectual Property Disclosure

Schedule 2.8(c) – Contracts related to Intellectual Property Rights

Schedule 2.10(a) – Proceedings

Schedule 2.10 – Products & Services Liability – Loss and liability

Schedule 2.12(a) – List of Material Contracts

Schedule 2.12(b) – Material Contracts Disclosure

Schedule 2.13 – Insurance

Schedule 2.14(a) – List of Key Employees

Schedule 2.14(c) – Payments to Key Employees

Schedule 2.14(d) – Arrangements with Key Employees

Schedule 2.14(f) – Employments agreements

Schedule 2.14(g) – Employment costs

Schedule 2.14(k) – Benefit plan

Schedule 2.14(l) – Employment compliance

Schedule 2.16 – Information technology

Schedule 2.17(a) – Data protection

Schedule 2.18 – Environmental Matters Disclosure

Schedule 2.19 – Compliance matters

WARRANTY AGREEMENT

THIS WARRANTY AGREEMENT, dated September 15, 2022 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this "Agreement"), is by and between:

1.       HILLENBRAND FRANCE ACQUISITION HOLDINGS SAS, a company (société par actions simplifiée) organized under the laws of France having its registered office at 4, rue de Marivaux, 75002 Paris, France and registered with the Registry of Commerce and Companies of Paris under number 918 409 244 (the "Purchaser");

ON THE ONE HAND

AND EACH OF:

2.       IBERIS INTERNATIONAL S.À R.L., a company (société à responsabilité limitée) organized under the laws of Luxembourg having its registered office at 20, boulevard Royal, L-2449 Luxembourg, Grand-Duchy of Luxembourg, registered with the Trade and Companies Register of Luxembourg under number B215780 ("Iberis");

3.       MR. TIMOTHY COOK, an [***] born on [***] in [***], residing [***] ("TC");

4.       MR. DIDIER SOUMET, a [***] born on [***] in [***], residing [***] ("DS");

5.       Each of the other Persons identified in Annex 0 (the "Additional Sellers" and together with Iberis, TC and DS, the "Sellers" and, individually, a "Seller").

ON THE OTHER HAND

The Purchaser and the Sellers are hereinafter referred to collectively as the "Parties" and, individually, as a "Party".

RECITALS:

WHEREAS:

(A)         Linxis Group is a company (société par actions simplifiée) organized under the laws of France, having its registered office at 3, rue Menou, 44000 Nantes, France, and registered with the Registry of Commerce and Companies of Nantes under number 831 207 568 (the "Company").

(B)       The Purchaser and the Sellers have entered into a securities purchase agreement, dated on the date hereof (as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the "SPA"), providing for the sale by the Sellers to the Purchaser of all the Transferred Securities on the terms, and subject to the conditions, set forth in the SPA.

(C)       In connection with the sale of the Transferred Securities pursuant to the SPA, the Sellers have agreed to give the representations and warranties set out in this Agreement.

NOW, THEREFORE, the Parties do hereby agree as follows:

ARTICLE I
INTERPRETATION

1.1     Certain Definitions. In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement (including the Recitals):

"Accounts" means the audited consolidated accounts of the Group (including the balance sheet, statement of financial position, profit and loss account, income statement and statement of comprehensive income, statement of changes in equity, statement of cash flows and the notes) as at, and for the twelve-month period ended on 31 December 2020;

"Accounting Principles" shall mean the French GAAP;

"Additional Sellers" has the meaning ascribed to it in the Preamble;

"Affiliate" when used with reference to a specified Person, shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; for such purposes, the term "control" (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided that (i) the term "Affiliates" of Iberis shall not include any Exempt Iberis Portfolio Companies (as this term is defined in the SPA) (other than, until Closing, the Group Companies) and (ii) the Group Companies shall be deemed to be Affiliates of the Sellers until the Closing Date and to be Affiliates of the Purchaser after the Closing Date;

"Agreement" has the meaning ascribed to it in the Preamble;

"Anti-Corruption Laws" means the U.S. Foreign Corrupt Practices Act of 1977 ("FCPA"), France’s Loi n°2016-1691 du 9 décembre 2016 relative à la transparence, à la lutte contre la corruption et à la modernisation de la vie économique ("loi Sapin II") and articles 433-1, 433-2, 435-3 to 435-6 (inclusive), 435-9, 435-10, 445-1 and 445-2 du Code pénal français, the U.K. Bribery Act of 2010, and other applicable Laws concerning or relating to bribery or corruption;

"Anti-Money Laundering Laws" shall mean any Law relating to the prevention of money laundering and/or terrorist financing (and shall include, without limitation, any "Know Your Customer" requirements);

"Antitrust Law" means statutes, regulations, administrative and judicial doctrines and other Laws intended to effect, encourage or restrain competition;

"Business" shall mean the designing, studying, executing, assembling, manufacturing, and commissioning of equipment used for the production, processing or manufacturing of food (including food for humans and pets) and pharmaceutical, bakery, cosmetic and chemicals products, and the supply of after-sales support, service, maintenance, parts or automation solutions for the same;

"Business Day" shall mean a day, other than a Saturday or Sunday, on which commercial banking institutions are open for ordinary banking business in Paris, France or Luxembourg, Grand Duchy of Luxembourg, Berlin, Germany and Batesville, Indiana, United States of America;

"Business IT" shall mean all Information Technology which is owned or used by any Group Company;

"Business Project" shall mean the sale, lease, license, design, manufacture and supply of a service or an equipment materialized in a Contract with a customer;

"CEO" shall mean the chief executive officer of the Company, i.e., TC;

"Closing Date" shall mean the date of completion of the sale of the Transferred Securities in accordance with the terms of the SPA;

"Code" means the Internal Revenue Code of 1986, as amended;

"Company" has the meaning ascribed to it in Paragraph (A) of the Recitals;

"Confidentiality Agreement" shall have the meaning ascribed to such term in the SPA;

"Connected Person" shall mean, in respect of each Seller, (i) any Affiliate of that Seller (other than a Group Company), (ii) any director, corporate officer, employee, agent or representative of that Seller or of any of its Affiliates (other than a Group Company), and (iii) with respect to any Seller who is a natural person, his/her spouse or civil partner and family members up to the third degree (parent jusqu’au troisième degré);

"Contract" shall mean any written contract, agreement, obligation, promise, commitment or other undertaking;

"COVID-19" shall mean SARS-CoV-2 or COVID-19 as it exists up to the Put Option Date;

"Damage" shall mean any damages (dommages) or losses (pertes) legally qualifying as préjudice prévisible, direct et certain under French Law;

"Data Protection Authority" shall mean any Governmental Authority responsible for enforcing Data Protection Laws, including any Governmental Authority which is established by a member State of the European Union pursuant to Article 51 of the General Data Protection Regulation (2016/679);

"Data Protection Laws" shall mean the following Laws to the extent applicable from time to time: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), such as the law no. 78-17 on information technology, data files and civil liberties dated 6 January 1978, as amended; (b) the General Data Protection Regulation (2016/679); (c) any other similar national privacy Law; and (d) all recommendations, guidelines or decisions of the competent Data Protection Authorities binding on the Parties pursuant to applicable Law;

"Data Room" shall mean the electronic data room opened with Intralinks to which the Purchaser and its advisors had access under the name "Project Pacman" from May 3, 2022 up to July 19, 2022;

"Disclosed Information" shall mean, collectively, the information set out in the SPA and the documents listed on Annex A and previously made available for the Purchaser's and its advisors' review in the Data Room, including the Information Memorandum, the Due Diligence Reports, the Disclosed Information, the Q&A Answers and the Management Presentation; it being specified that all the Disclosed Information has been copied on the Put Option Date onto a series of secured individual storage devices of which (x) one will be provided to the Purchaser, (y) one will be retained by the Sellers' Agent and (z) one will be provided to the W&I Insurer, as soon as possible after the Put Option Date and in any event before July 26, 2022;

"DS" has the meaning ascribed to it in the Preamble;

"Due Diligence Reports" shall mean (i) the financial due diligence report provided by 8Advisory , (ii) the strategic due diligence report provided by BCG, (iii) the legal and social due diligence report provided by Fidal, (iv) the tax due diligence report provided by Arsene and (v) the environmental due diligence report provided by Ramboll;

"Encumbrance" shall mean any pledge of real or personal property (nantissement or gage), mortgage (hypothèque), lien (privilège), right of retention (droit de rétention), charge (charge), ownership right (démembrement), easement or right of way (servitude), or other security (sûreté) similar real or personal right (droit réel ou personnel), option or similar third party right restricting in any manner the ownership, the use or the transferability of the relevant asset, or an agreement or undertaking to create any of the foregoing (excluding: (x) any restrictions or limitations on transfer of any securities set forth in the Organizational Documents of the issuer of such securities made available in the Disclosed Information, and (y) any pledge, lien, right, charge or other security created by virtue of Law or created or granted by the Purchaser or any of its Affiliates);

"Entity" shall mean any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d'intérêt économique) or other organization, enterprise or entity, whether or not having a separate legal personality (personalité morale);

"Environment" shall mean all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by any of those media, including man and their property;

"Environmental Claim" shall mean any claim, action, cause of action, investigation or written notice by any governmental authority alleging potential liability arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by a Group Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

"Environmental Laws" shall mean all applicable Laws whose purpose is to protect, or prevent pollution of the Environment and human health (as it pertains to exposure to Hazardous Materials), or to regulate Releases of Hazardous Materials into the Environment, or to regulate the use, treatment, storage, burial, disposal, transportation or handling of Hazardous Materials;

"Environmental Permit" shall mean any Governmental Authorization which is issued, granted or required under Environmental Law;

"ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended.

"Ex-Im Laws" has the meaning ascribed to it in Article 2.19(d);

"Existing Indebtedness" shall have the meaning ascribed to such term in the SPA;

"Fairly Disclosed" shall mean, with respect to any matter, fact, event or circumstance, that such matter, fact, event or circumstance is disclosed with sufficient detail and in a sufficiently transparent manner to enable any buyer to understand the nature, the scope and the impact of such fact, matter, event or circumstance disclosed on the Group Companies;

"Governmental Authority" shall mean any international, European, national, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory, or administrative authority including any ministry, department, agency, commission, office, organization or other subdivision thereof and any Person having received delegated authority from any of the above, as well as any judicial court or tribunal of competent jurisdiction;

"Governmental Authorization" shall mean any approval, consent, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law;

"Group" shall mean the group composed of the Group Companies;

"Group Companies" shall mean the Company or any Subsidiary;

"Guarantee" shall have the meaning ascribed to such term in the SPA;

"Hazardous Materials" shall mean any natural or artificial substance of any nature whatsoever (whether in the form of a solid, liquid, gas or vapour alone or in combination with any other substance) which is capable of causing harm or damage to the Environment or to worker health and safety or capable of causing a nuisance, including, but not limited to, chemicals, materials, wastes, radioactive materials, asbestos-containing materials, petroleum and petroleum products, polychlorinated biphenyls, and substances defined as or included in the definition of "hazardous substances" "hazardous wastes" "hazardous materials" "hazardous constituents" "restricted hazardous materials" "extremely hazardous substances" "toxic substances" "contaminants" "pollutants" or "toxic pollutants" or words of similar effect under any Environmental Law;

"Iberis" has the meaning ascribed to it in the Preamble;

"Information Memorandum" shall mean the information memorandum relating to the Group Companies, dated as of March 2022 and prepared by Jefferies and Lazard;

"Information Technology" shall mean computer systems, communication systems, software, hardware and related services;

"Insurance Policies" has the meaning ascribed to it in Article 2.13(a);

"Intellectual Property Right" shall mean any registered or unregistered patent, trademark, copyright and related rights, service mark, right in domain name, social media accounts and URLs trade name, invention, logo, design right, right in invention, know-how, trade secrets, or similar registered or unregistered intellectual and/or industrial property right (droit de propriété intellectuelle ou industrielle) in any part of the world;

"Judgment" shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator;

"Key Employees " has the meaning ascribed to it in Article 2.14(a);

"Law" shall mean any treaty, convention, directive, law, ordinance, decree (décret), regulation (règlement), instruction, order (arrêté), rule (circulaire), or code of any Governmental Authority (including any judicial or administrative interpretation thereof), including Anti-Corruption Laws and Trade Controls Laws;

"Management Accounts" means (i) the quarterly unaudited balance sheet relating to the Group as at, and for the period starting from January 1st, 2022 and ended on, March 31, 2022 and (ii) the monthly unaudited profit and loss accounts relating to the Group as at, and for the period from January 1st, 2022 and ended on, the Management Accounts Date;

"Management Accounts Date" means, (i) in respect of the quarterly unaudited balance sheet, March 31, 2022 and (ii) in respect of the monthly unaudited profit and loss accounts, May 31, 2022;

"Management Presentation" shall mean the written information provided during the management presentation dated May 20, 2022 made available in the Data Room;

"Material Contracts" has the meaning ascribed to it in Article 2.12(a);

"Material Lease Agreement" shall mean any lease agreement in respect of real properties to which any of the Group Companies is a party as of the Put Option Date and which is necessary to the business of the Group Companies as conducted on the Put Option Date, as disclosed in the Disclosed Information;

"Material Subsidiaries" shall mean the Group Companies identified in Schedule 2.2;

"Ordinary Course of Business" shall mean the management by the Group Companies of their operations in the normal course of business and consistent with past practices in all material respects (which shall be deemed to include taking or implementing any Pandemic Measure);

"Organizational Documents" shall mean when used with respect to (x) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (y) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

"Owned Real Properties" has the meaning ascribed to it in Article 2.6(a);

"Pandemic Measures" shall mean any quarantine, "shelter in place", "stay at home", workforce reduction, social distancing, shut down, closure, sequester or any other Law, order or directive imposed by any Governmental Authority in connection with, or in respect of, COVID-19;

"Parties" has the meaning ascribed to it in the Preamble;

"Person" shall mean a natural person, Entity, or Governmental Authority;

"President" shall mean the president of the supervisory board of the Company, i.e., DS;

"Proceeding" shall mean any litigation, arbitration, dispute, prosecution, investigation, enquiry, mediation or other legal proceeding commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator;

"Projects" has the meaning ascribed to it in Article 2.16(f);

"Purchase Price" shall mean the aggregate consideration to be paid for the Transferred Securities pursuant to the SPA;

"Purchaser" has the meaning ascribed to it in the Preamble;

"Put Option Date" shall mean July 19, 2022;

"Q&A Answers" shall mean the written answers provided by the management of the Group Companies, the Sellers or their respective advisors to the queries made by the Purchaser and its advisors in connection with the information set out in the Due Diligence Reports and the documents made available in the Data Room;

"Reference Date" shall mean January 1st, 2022;

"Reference Date Accounts" shall mean the audited consolidated financial statements of the Group (including the balance sheet, statement of financial position, profit and loss account, income statement and statement of comprehensive income, statement of changes in equity, statement of cash flows and the notes), as of and for the year ended on the December 31, 2021;

"Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the Environment;

"Restricted Payee" has the meaning given to it in the SPA;

"Sanctions" shall mean sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant Governmental Authority;

"Sanctioned Country" has the meaning ascribed to it in Article 2.19(d);

"Sellers" has the meaning ascribed to it in the Preamble;

"Sellers' Agent" has the meaning ascribed to it in Article 4.4(a);

"SPA" has the meaning ascribed to it in Paragraph (B) of the Recitals;

"Subsidiary" has the meaning given to it in the SPA;

"Supplemental Disclosure" has the meaning ascribed to it in Article 4.1;

"Tax" shall mean: (i) all forms of taxation, customs duties, imposts, withholding, deduction, levies, value added tax and contributions, of whatever nature, whether direct or indirect, and whether levied by reference to income, profits, gains, turnover, added value or other reference, whenever and wherever imposed, including payroll taxes, and any associated interest, penalty, surcharge or fine, imposed by any Tax Authority; (ii) any liability for any amount of the types described in clause (i) as a result of being a member of a Tax consolidated group or similar arrangement and (iii) any liability for the payment of any amount of the types described in (i) or (ii) above as a result of being a transferee or successor to any person or as a result of any obligation to indemnify any other person, including pursuant to any tax consolidation agreement;

"Tax Authority" shall mean a Governmental Authority having authority to assess, determine, collect or impose any Tax;

"Tax Returns" shall mean all returns, reports and forms required to be filed with any Tax Authority with respect to Taxes or any other topic;

"TC" has the meaning ascribed to it in the Preamble;

"Trade Controls Laws" means any export control, economic sanction, or import Law, including but not limited to the U.S. Export Administration Act, the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Arms Export Control Act, the U.S. Foreign Relations Authorization Act, the U.S. Tariff Act of 1930, and any implementing regulations (such as those administered by the Department of Commerce, Bureau of Industry and Security, the Department of Commerce, Census Bureau, the Department of Homeland Security, Customs and Border Protection, the Department of State, Directorate of Defense Trade Controls, and the Department of Treasury, Office of Foreign Assets Control)) or U.S. Presidential executive orders, and any similar or analogous non-United States Laws;

"Transaction" shall mean the sale and purchase of the Transferred Securities in accordance the SPA;

"Transferred Securities" has the meaning ascribed to it in the SPA;

"Ukraine Situation" shall mean the war and related military actions and armed hostilities happening in Ukraine since February 24, 2022, or any evolution, escalation or worsening thereof, occurring in Ukraine;

"Vice-President & CFO" shall mean the vice-president and chief financial officer of the Company, i.e., Mrs Anne Brifault;

"W&I Insurer" shall mean Aviva Insurance Ireland Designated Activity Company;

"W&I Policy" shall mean the insurance policy subscribed on or about the Put Option Date by the Purchaser with the W&I Insurer in respect of the representations and warranties made by the Sellers to the Purchaser hereunder; and

"Working Hours" shall mean 9.00 a.m. to 6.00 p.m. on a Business Day.

1.2     Principles of Interpretation. In this Agreement:

(a)      All references herein to Articles, Annexes and Schedules shall be deemed references to articles of, and annexes and schedules to this Agreement unless the context shall otherwise require. The descriptive headings to Articles, Annexes and Schedules are inserted for convenience only and shall have no legal effect.

(b)      The Annexes and Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to "this Agreement" shall be deemed to include such items.

(c)      The dispositions of articles 640 to 642 of the French Code of Civil Procedure (Code de Procédure Civile) shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, the references in article 642 to "un jour férié ou chômé" and "premier jour ouvrable" shall be interpreted by reference to the definition of "Business Day" appearing herein.

(d)      The following rules of interpretation shall apply unless otherwise specified:

(i)           Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined as well as to any gender.

(ii)          Whenever used in this Agreement:

(A)               the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";

(B)               the words "hereof", "herein" and similar words shall be construed as references to this Agreement as a whole and not just to the particular Article or subsection in which the reference appears; and

(C)               except when used with the word "either", the word "or" may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word "or", the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word "or" may be deemed to include the word "and").

(iii)          A reference to any Party to this Agreement or any other agreement or document includes such Party's successors (including through a merger, a spin-off or a global transfer of assets and liabilities (transfert universel de patrimoine)) and permitted assigns.

(iv)         A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(v)          A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of such legislation, any legislative provision substituted for such legislation, and all regulations and statutory instruments issued under such legislation. In Addition, any reference to a French legal concept shall, in respect of any jurisdiction other than France, be construed as a reference to the equivalent or closest legal concept applicable in such jurisdiction.

(vi)         A provision in this Agreement will not be construed against a Party merely because that Party was responsible for the preparation of that provision or because it may have been inserted for that Party's benefit, and to the fullest extent permitted by applicable Law, each of the Parties hereby expressly and irrevocably waives the benefits of articles 1190 and 1602 of the French Civil Code (Code Civil).

(vii)        Unless specifically provided for in this Agreement, there shall be no requirement for a prior notice (mise en demeure préalable) for one Party to claim any right or implement any remedy, including termination of this Agreement, provided for hereunder and the Parties expressly waive the requirement for such a prior notice.

(viii)       When a French term is translated into English, such translation is for information purposes only and the French term shall prevail.

(ix)          Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the Put Option Date.

(x)           Any representation or warranty qualified by the expression "to the Sellers' knowledge" or any similar expression shall be deemed to refer exclusively to the actual knowledge and awareness of the CEO (TC), the Chairman of the Supervisory Board (DS), the Vice-President & CFO (Mrs. Anne Brifault), the head of each business unit of the Group (i.e., the Chairman & CEO of Diosna (Mr. Henrik Oevermann), the Chairman of VMI (Mr. Dominique Denoël), the President of Shaffer Mixers (Mr. Kirk Lang), the President & CEO of Shick Esteve (Mr. Blake Day), the CEO of Bakon (Mr. Ronald Gijssel) and the CEO of Unifiller Systems (Mr. Martin Murphy)) and the general counsel of the Group, each after having made due and careful enquiry (including to the human resources managers or directors of the Subsidiaries) having regards to their respective positions as shareholder, officer and/or employee of any of the Group Companies. Except as set out in the preceding sentence of this Article 1.2(d)(x), no Seller shall be deemed to have any other imputed or constructive knowledge regarding the subject matter of such representation or warranty.

1.3     Nature of the Sellers' Obligations. The representations, warranties, covenants, agreements and other undertakings of the Sellers set forth in this Agreement are all given or made by the Sellers severally but not jointly (conjointement mais non solidairement) for all purposes of this Agreement. Notwithstanding any other provisions set forth in this Agreement, no Seller shall have any liability for any breach by another Seller of its obligations, representations or covenants under this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Each of the Sellers hereby represents and warrants to the Purchaser that on and as of the Put Option Date and on and as of the Closing Date (it being acknowledged and agreed that any reference to "the date hereof" or similar words in such representations and warranties shall be deemed to be references to the Put Option Date or to the Closing Date and all references to conduct of the Business shall be deemed to mean as conducted on the Put Option Date or on the Closing Date):

2.1           Group Structure.

(a)          The group structure chart setting out all the Group Companies attached as Schedule 2.1(a) and the copies of the Organizational Documents of the Group Companies disclosed in the Data Room are complete, up-to-date and accurate.

(b)           Except as disclosed on Schedule 2.1 (b), none of the Group Companies owns, or has agreed to acquire, any interest in the share capital of, or membership in, any Entity other than other Group Companies and no Group Company has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated.

2.2           Group Companies.

(a)            Each Group Company is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)           Schedule 2.2(b) indicates for each Group Company (i) its jurisdiction of incorporation, (ii) the aggregate amount of its share capital and aggregate number of shares issued by it, (iii) the number of its shares and the percentage of its voting rights held by each holder of shares, (iv) the aggregate number of securities, other than shares, issued by it, and (v) the number of such securities held by each holder of securities.

(c)            The shares and other equity securities in the Group Companies have been properly and validly issued and are fully paid-up.

(d)         With respect to each Group Company, except as disclosed on Schedule 2.2(d)(f), there are no outstanding subscriptions, options, conversion rights, warrants, preemptive rights or other agreements providing for the issuance, sale or purchase of any interests in the share capital of such Group Company and no Person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share or any other security giving rise to a right over the share capital and/or voting rights of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

(e)            Except as disclosed on Schedule 2.2(e), all the securities issued by the Group Companies are free and clear of any Encumbrances.

(f)         Except as disclosed on Schedule 2.2(d)(f), there is no shareholders’ agreement or similar arrangement in relation to any of the Group Companies.

(g)           No Group Company is insolvent, or unable to pay its debts as they fall due, or in default under any of its obligations in relation to financial facilities. No Judgment has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up any Group Company or whereby the assets of any Group Company are to be distributed to creditors or shareholders or other contributories of any Group Company. No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of the business or assets of any Group Company nor has any step been taken for or with a view to the appointment of such a Person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made. No Group Company is undercapitalized under applicable Laws.

2.3      Accounts.

(a)      The Accounts and Reference Date Accounts were prepared with reasonable care and attention in accordance with the applicable Laws and the Accounting Principles using the same accounting policies as those adopted and applied in preparing the audited consolidated financial statements of the Company for the previous three financial years applied on a consistent basis.

(b)      The Accounts and Reference Date Accounts give a true and fair view (sont réguliers et donnent une image sincère et fidèle) of the assets, liabilities and financial position of the Group as at, respectively, the Accounts Date and the Reference Date and of the profits or losses and cash flows for the financial year ended on the Accounts Date and Reference Date.

(c)      The Reference Date Accounts include all provisions and contingent liabilities in accordance with Accounting Principles.

(d)      The stock-in-trade and work-in-progress were valued in the Reference Date Accounts at figures not exceeding the amounts which could in the circumstances existing at the Reference Date reasonably be expected to be realised in the Ordinary Course of Business of the Group Companies (net of costs to complete and sell), save as indicated in the notes to the Reference Date Accounts.

(e)       No Group Company has engaged in any financing of a type which would not be required to be shown or reflected in the Reference Date Accounts.

(f)       There are no liabilities (including, for the avoidance of doubt, any deferred payroll taxes and any other deferred taxes under any COVID-19 relief program granted by any Governmental Authority), whether actual or contingent, of the Group Companies other than (i) liabilities disclosed or provided for in the Reference Date Accounts; (ii) liabilities incurred in the Ordinary Course of Business since the Reference Date, none of which is material; or (iii) liabilities disclosed elsewhere in this Agreement or in the SPA.

(g)      Other than in connection with the Existing Indebtedness and the performance bonds, warranty bonds and down-payment bonds granted in the Ordinary Course of Business, there are no off-balance sheet items of the Group Companies other than those disclosed in the Reference Date Accounts or in this Agreement.

(h)      Other than in the ordinary and usual course of business, there is no outstanding guarantee, indemnity or similar assurance against loss or other security or arrangement having an effect equivalent to the granting of security (whether or not legally binding) given:

(i)            by any Group Company; or

(ii)           for the benefit of any Group Company,

nor is any Group Company liable, by virtue of any act or omission as director, shadow director or "de facto" manager or director of another person, to pay all or part of the debts or liabilities of that person.

(i)       The Management Accounts were prepared in accordance with the Accounting Principles in all material respect (save for Accounting Principles that apply for year-end accounts) and do not materially misstate the state of affairs of and the assets, liabilities, profit and loss of the Company as at the Management Accounts Date.

2.4           Changes in the Business of the Group Companies. From and including the Reference Date up to the Put Option Date, each of the Group Companies (i) has conducted its business in the Ordinary Course of Business in substantially the same manner as theretofore conducted, and (ii) except as disclosed on Schedule 2.4, has not taken any of the following actions:

(a)            amending its Organizational Documents other than technical amendments or to comply with applicable Laws;

(b)           altering its issued share capital or recommending, declaring, setting aside, making or paying any dividend (including interim dividend) or other distribution in respect of its share capital (in cash or otherwise) profits or reserves or any similar or equivalent distribution or payment, (other than to the benefit of the Company or another Group Company which is wholly-owned, directly or indirectly, by the Company);

(c)            issuing, redeeming or cancelling any shares in its share capital or any securities (including debt securities, as the case may be) of any kind or otherwise granting any option or other right to purchase or subscribe to shares or securities giving right to its share capital (in each case other than to the Company or another Group Company which is wholly-owned, directly or indirectly, by the Company) and, more generally, implementing any operation modifying its capital structure or its equity or quasi-equity capital or the terms of any of its securities;

(d)           taking part in any new material activity which falls outside of its usual business and past practice or decide to stop or significantly reduce any of its material existing activities;

(e)            failing to renew any governmental authorization necessary for the conduct of its business;

(f)            except for the terminating an employment agreement in the Ordinary Course of Business, entering into, amending or terminating any agreement with any Seller or any Sellers' Restricted Payees;

(g)           except as required by Law or in the Ordinary Course of Business as for (i): (i) hiring, terminating or making any amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Key Employee; (ii) inducing any Key Employee to resign from his or her employment with the relevant Group Company or (iii) granting, discontinuing or amending any award under any profit sharing, bonus or other gratuitous incentive arrangements to any Key Employee other than in accordance with the relevant Group Company's ordinary course consistent with past practice;

(h)           increasing the compensation of the Group's employees and corporate officers as a whole in excess of 3% (on a 12-month rolling basis) or as required by applicable Law or collective bargaining and employment agreements, including any bonus paid at the end of March 2022 as already provided in the Top List HR Q&A question n°8 dated 30 June 2022;

(i)             approving or implementing any transformation, restructuring (including mergers, spin-offs, contribution or sale of business as a whole or of any divisions (branche d'activité) of the Group Companies or any shares or other interests in another Group Company), winding-up, liquidation or dissolution;

(j)             making any capital expenditure or incurring any material commitment involving any capital expenditure in excess of € 2,500,000 in the aggregate,

(k)           purchasing or otherwise acquiring, by merger, spin-off, consolidation, purchase of stock or assets, contribution in kind or otherwise, or selling, transferring or otherwise disposing of, any business or division of any business (branche d'activité) or any securities or other interests in any Entity or business (fonds de commerce);

(l)             incurring or assuming, other than in the Ordinary Course of Business consistent with past practice, any indebtedness for borrowed money (including through the issuance of debt securities), except for (w) any drawdown or funding made under factoring program or other existing credit facilities (to the extent disclosed to the Purchaser in the Disclosed Information), (x) indebtedness to another Group Company, (y) overdrafts or financial leases in the Ordinary Course of Business consistent with past practices and (z) hedging transactions in foreign currencies;

(m)         subject to the cash pooling agreement(s) existing within the Group Companies or except for loans granted between Group Companies, making any loan (other than the granting of any trade credit in the Ordinary Course of Business consistent with past practice) to any Person;

(n)           subject to the cash pooling agreement(s) existing within the Group Companies or except for loans granted between Group Companies, entering into any material amendment, supplement, waiver or other modification in respect of any material loan or financing agreement granted to any Group Company or repaying any borrowing or indebtedness in advance of its stated maturity;

(o)           changing materially its practices for billing, collection of receivables or recovery of debts from third parties and payment of debts to third parties (including, but not limited, to suppliers and financial institutions) otherwise than in the Ordinary Course of Business consistent with past practice or managing its working capital requirement contrary to its past practices;

(p)           except for the performance bonds, warranty bonds and down-payment bonds issued in the Ordinary Course of Business consistent with past practice, entering into any material Guarantee, indemnity or other agreement to secure any obligation of any Person (other than any wholly-owned Group Company);

(q)           subject to the change in the accounting procedure and practices implemented in the newly acquired Shaffer and Bakon companies to comply with the accounting procedures, policies and practices of the Group Companies, making any change in its accounting procedures, policies or practices unless required by applicable Law;

(r)            making any change in its accounting and/or Tax reference date;

(s)            subject to the change in the Tax procedure and practices implemented in the newly acquired Shaffer and Bakon companies to comply with the Tax procedures, policies and practices of the Group Companies, making any change in its Tax procedures, policies or practices, including through the termination of any Tax grouping agreement, unless required by applicable Law;

(t)             entering into any settlement in relation to any Tax-related Proceedings for an amount at stake exceeding €500,000;

(u)           instituting or settling any Proceedings, in relation to claims paid in excess of € 500,000 except what has already been provided in the Disclosed Information;

(v)           entering into, amending or terminating any material insurance policy of the Group;

(w)          committing to take any of the actions set forth in the foregoing Paragraphs (a) through (v).

2.5           Tax Matters. Except as disclosed on Schedule 2.5:

(a)            Each of the Group Companies has properly and timely filed (taking into account any extensions of time to file) or caused to be filed with the appropriate Tax Authorities all Tax Returns resulting from the last five (5) Tax periods that were required to be filed by or on behalf of such Group Company further to applicable Law, and each such Tax Return was and is complete and correct in all respects.

(b)           (x) all Taxes required to be paid by any of the Group Companies on account of any period up to the Reference Date have either been paid or are fully reflected as a liability and reserved against in the Reference Date Accounts in accordance with the Accounting Principles, other than Taxes that are being contested in good faith; and (y) all Taxes required to be paid by any of the Group Companies that have become due and payable during the period from January 1st, 2022 to the date hereof have been duly and timely paid.

(c)            (x) there are no pending audits, investigations or other Proceedings relating to the assessment or collection of Taxes (including any inquiry, audit or investigation by the French Ministry of Research relating to research and development Tax credit) for which any of the Group Companies may be liable, and (y) no claim for assessment or collection of Taxes relating to any of the Group Companies that is or may become payable by any of them has been notified in writing to any of the Group Companies by any Tax Authority.

(d)            None of the Group Companies is a party to or bound by or benefit from any Tax ruling, rescrit or agreement with any Tax Authority.

(e)            All Taxes that each Group Company is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, have been provided for in the Reference Date Accounts.

(f)            Each Group Company is in possession of sufficient information (including any records, invoices and information that form part of the Tax or accounting arrangements of such Group Company) to enable it and/or its directors, officers, employees or representatives to compute its liability to Taxes insofar as it depends on any transaction occurring on or before the date of this Agreement, and to meet any other obligation relating to Taxes or accounting matters. Each Group Company has maintained and has in its possession all records and documentation that (i) it is required by any applicable Law for the purpose of Tax to maintain and preserve or (ii) it is required in order to justify the Tax position retained in its Tax Returns.

(g)           All transactions between Group Companies or between Group Companies and any Seller and/or any of its Connected Persons have been entered into on arm’s length terms and, to the extent required by Law or the relevant Tax Authority, the Group has maintained reasonably adequate documentation to the transfer pricing approach adopted for such transactions.

(h)           Each Group Company possesses evidence substantiating any related party transactions, including statutory transfer pricing documentation and benchmarking analysis, in each case to the extent required by Law.

(i)             No claim has ever been made by a Governmental Authority in a jurisdiction where a Group Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction and each Group Company is and has at all times been resident for Tax purposes in its place of incorporation.

(j)        No Group Company has requested an extension of time within which to file any Tax Return which has not since been filed.

(k)       No Group Company has any liability for any Taxes of any person other than itself in any manner.

2.6      Real Property.

(a)       Schedule  2.6(a) sets forth a complete and accurate list of all the real properties owned by the Group Company ("Owned Real Properties"). Except as disclosed on Schedule  2.6(a):

(i)          each of the Group Companies has valid, good and marketable title to the Owned Real Properties, free and clear of any Encumbrances;

(ii)           the Owned Real Properties are not the object of any pending Judgment, Proceeding, time limitation or unsettled claim from any Governmental Authority, and such Owned Real Properties are adequately fit for their current use and are in reasonably good operating condition, normal wear and tear excepted;

(iii)          there are no leases, subleases, licenses, concessions, easements, or other written agreements, granting to any third parties the right of use or occupancy of any portion of the Owned Real Properties;

(iv)          other than as provided for under applicable Law, there are no outstanding options, rights of first offer or rights of first refusal to sell or purchase such Owned Real Properties or any portion thereof or interest therein;

(v)           none of the Group Companies is a party to any agreement or option to sell or purchase any real property or interest therein;

(vi)          all material Governmental Authorizations required for the current use of such Owned Real Properties have been obtained and are in full force and effect;

(vii)        The Owned Real Properties are in good operating condition and repair, are suitable and fit for the purposes for which they are currently being used, and are sufficient for the Group Companies to conduct their respective business and activities as currently conducted;

(viii)        each Owned Real Property complies in all material respects with all Applicable Laws. No Group Company has received over the last three (3) years any written notice of any violation of any Applicable Law in connection with the operation or use of such Owned Real Properties.

(b)      Schedule  2.6(b) sets forth a complete and accurate list of all the Material Lease Agreements.

(i)            assuming valid title of the lessor of such real property, each of the Group Companies has the right to occupy and use all real property shown on such Schedule as leased by it in accordance with the terms of the applicable Material Lease Agreements;

(ii)           no Group Company has failed to comply with its obligations under, or with the terms of, any Material Lease Agreement;

(iii)          no party to any of the Material Lease Agreements has given any of the Group Companies written notice of: (i) any material increase after the date hereof in rent or charges, other than an increase in accordance with the terms of such lease or applicable Laws; (ii) any non-renewal of occupancy after the date hereof; (iii) any material variation or termination after the date hereof of any such lease; or (iv) any claim with respect to any breach or default under any such lease, the consequences of which, individually or in the aggregate, might reasonably be expected to result in the termination after the date hereof by the lessor of such lease;

(iv)         The Material Lease Agreements are valid, in full force and effect and legally binding on the concerned Group Company; and

(v)           no consent to the consummation of the Transaction is required from the lessor of any such Material Lease Agreements.

2.7      Personal Property.

(a)       Each of the Group Companies has good title to (free and clear of all Encumbrances), or hold by valid and existing lease or license, all the tangible personal property assets which are necessary for the conduct of the Business.

(b)       All such assets are in reasonably good maintenance within the standards applicable to the industry of the Business, operating condition and repair, normal wear and tear excepted, other than material machinery and equipment under repair or out of service in the Ordinary Course of Business as disclosed on Schedule 2.7(b).

2.8      Intellectual Property.

(a)       Schedule 2.8(a) sets forth a complete and accurate list of the Intellectual Property Rights owned, in whole or part, by any of the Group Companies which are, together with the Intellectual Property Rights set out in paragraph (c) below, all the Intellectual Property Rights necessary to the Business.

(b)       Except as disclosed on Schedule 2.8(b),:

(i)            each of the Group Companies has full and exclusive ownership to the Intellectual Property Rights indicated in Schedule 2.8(a) as being owned by it, free and clear of any Encumbrances;

(ii)           the Group Companies have the exclusive right to use all of the Intellectual Property Rights which are necessary to conduct the Business and that they are using in the conduct of the Business;

(iii)          the conduct of the Business by the Group Companies does not infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any third party, and to the Sellers’ knowledge, no Person is infringing on, misappropriating or otherwise violating any right of any Group Company with respect to any Intellectual Property Rights owned by the Group Companies;

(iv)          The Intellectual Property Rights are subsisting, valid and enforceable in all material respects. All registration or application fees legally required to maintain the Intellectual Property Rights indicated in Schedule 2.8(a) have been paid, all legally required renewal applications have been filed and all other steps legally required for maintenance have been taken, other than such fees, renewal applications and steps the failure of which to pay, file or take would not materially adversely affect the use of such Intellectual Property Rights. None of the Group Companies has transferred ownership of, or granted any option, or other rights (except as provided under Schedule 2.8(c)) with respect to, any Intellectual Property Rights owned by the Group Company to any Person;

(v)           since the date which is three (3) years prior to the date hereof, none of the Group Companies has made any written claim against any Person asserting that such Person infringes, misappropriates or otherwise violates any of the Intellectual Property Rights indicated in Schedule 2.8(a) and no Group Company, has, since the same date, received any written claim alleging that the conduct of the business by any Group Company infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any third party;

(vi)          no Intellectual Property Right that is owned or co-owned by any Seller and/or any of its Connected Persons is used in the business of any Group Company; and

(vii)         neither the Sellers nor any Group Company has made any disclosure of any know-how pertaining to the Group to any Person other than the Purchaser, except in the Ordinary Course of Business without material detrimental consequences for the Group Companies and on the basis that such disclosure is to be treated as being of a confidential character;

(viii)        since the date which is three (3) years prior to the date hereof, none of the Group Companies has received any written claim or any notice by any Person or by any current or former officer, employee, contractor or consultant employed by or engaged by (as relevant) the Group Companies against the Group Companies alleging:

-          that any Intellectual Property Rights developed for the Group Companies during the course of his or her employment or his or her or its engagement is not owned or co-owned by the Group Companies; or

-          the existence of any disputes regarding the identification of individuals as inventors;

-          the compensation or other payments such as royalties in relation to any Intellectual Property Rights that he or she or it has developed, created or invented other than in accordance with the Group Companies’ remuneration policy.

(c)       Schedule 2.8(c) sets forth a list of all Contracts to which any of the Group Companies is a party as of the Put Option Date and pursuant to which:

(i)            any of the Group Companies uses or has the right to use any Intellectual Property Right owned by a third party (other than for off-the-shelf software programs that have not been customized for its use); or

(ii)           any of the Group Companies (with respect to the Intellectual Property Rights indicated in Schedule 2.8(a) as being owned by it) has granted to a third party a license or similar right to use any such Intellectual Property Right.

(d)       Each of the Contracts listed in Schedule 2.8(c):

(i)            is in full force and effect, no notice having been given on either side to terminate it; and

(ii)           the obligations of the parties thereto have been complied with in all material respects.

2.9      Compliance with Law.

(a)       the operations of each of the Group Companies are, and have been over the past five (5) years prior to the date hereof, conducted in all material respects in accordance with all applicable Laws and Judgments;

(b)       none of the Group Companies has received written notice, which remains outstanding, of any material violation by any of the Group Companies of any Law or of any material default with respect to any Judgment applicable to any of the Group Companies;

(c)       all Governmental Authorizations necessary for the operation or conduct of the Business on the date hereof have been obtained, are in full force and effect and have been and are being complied with in all material respects;

(d)       there is no Proceeding by, or Judgment of, any Governmental Authority outstanding or threatened in writing against any Group Company, including in relation to the suspension, cancellation, modification or revocation of any Governmental Authorization; and

2.10    Proceedings.

(a)        Except as disclosed on Schedule 2.10(a), there is no Proceeding pending or threatened in writing against any of the Group Companies as claimant or defendant involving a claim for (i) a stated amount in excess of €200,000, or (ii) alleging that one of the Group Companies has committed a criminal (pénal) act.

(b)       No enforceable (exécutoire) or final Judgment has been rendered against any of the Group Companies which has not been satisfied.

2.11    Products & Services Liability

(a)       Except as disclosed in Schedule 2.10(a), there has not been, over the last five (5) years, any Proceedings against any of the Group Companies in respect of any product or service safety, product or service liability, product or service warranty (whether express or implied), product or service shipment or similar claims or in respect of any personal injury, occupational safety, health or welfare conditions under any applicable Laws. To the Sellers’ knowledge, there are no breaches, violations, conditions or circumstances whatsoever which may create the legal and factual grounds for any such Proceedings in the future.

(b)       Except as disclosed in Schedule 2.11(b), in the twenty-four (24) months preceding the date hereof, no Group Companies have incurred any loss or liability exceeding an amount of €50,000 as a result of any defect or other deficiency with respect to any Business Projects, whether such loss or liability is incurred by reason of any express or implied warranty, any other legal requirement, or otherwise.

2.12    Material Contracts.

(a)       Schedule 2.12(a) sets forth a complete and accurate list of all the following Contracts primarily related to the Business to which any of the Group Companies is a party as of the Put Option Date (the "Material Contracts"):

(i)            the supply agreements (including de facto relationships) involving sums in excess of € 500,000 for their entire term;

(ii)           (x) the customer agreements involving sums in excess of € 1,000,000, for their entire term, including agreements performed but which are still under warranty, (y) the top 2 distributions agreements for each Group Company and (z) the top 2 agreements for each Group Company with agents, sales representatives or franchisee;

(iii)          Contract that contains a minimum purchase requirement for goods, equipment or service in excess of €100,000 per year;

(iv)          the Contracts with any Governmental Authority;

(v)           Contracts that materially limit the ability of the Group Company which is a party thereto to compete with any third party in any line of business which is material to such Group Company (other than any grant of exclusivity to a third party pursuant to the Contracts mentioned in (i) and (ii) above);

(vi)          guarantees of the obligations of other Persons (other than another Group Company) by any of the Group Companies;

(vii)         any agreement for capital expenditures (capex) in excess of €250,000;

(viii)        any loan, bonds, credit agreement, facility or financial lease relating to the borrowing of money by, or loan of money by the Group Companies;

(ix)           shareholders’ agreements, joint venture agreements, consortium or cooperation agreements, any arrangements providing put or call options, and similar arrangements;

(x)            internal collective bargaining agreements (accords collectifs d’entreprise), works’ council agreements and any other agreements with any union, works’ council, employees’ association or other trade, labor or employee organization governing the terms and conditions of employment;

(xi)           any customer agreements or supplier agreements providing exclusivity rights;

(xii)          any Contract that (A) requires the purchase or use of all or substantially all of its requirements of a particular product from a supplier or vendor, or (B) grants any Person the right to obtain services, or requires any Group Company to provide services, on a "most favored nation" basis;

(xiii)        any Contract which provides for the right by any third party to terminate the contract or accelerate any payment under such Contract (which payment is material) in connection with the sale of the Transferred Securities under the SPA;

(xiv)         any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, in each case providing for aggregate payments by a Group Company under each such Contract in excess of €200,000 during its remaining term following the Closing Date;

(xv)          any Contract listed in Schedule 2.8(c) that is material to the operation of the Business;

(xvi)         the Material Lease Agreements.

(b)      Except as disclosed on Schedule 2.12(b):

(i)            each Material Contract is in full force and effect, and is a legal, valid and binding agreement of the Group Company which is a party thereto, and to the Sellers’ knowledge, each other party to such Material Contract;

(ii)           each Material Contract is enforceable against the Group Company party to such Material Contract, and, to the Seller’s knowledge, against each other party to such Material Contract, in accordance with its terms;

(iii)          none of the Group Companies or, to the Sellers’ knowledge, any other party to a Material Contract is in breach of, or in default under, any Material Contract as of the date hereof, which default remains unremedied as of the date hereof and no notice of termination or of intention to terminate has been received in respect of any Material Contract;

(iv)          none of the Material Contracts (other than provided under Section 2.12(a)(xiii)) to which any of the Group Companies is a party may be terminated by the other party thereto as a result of the consummation of the Transaction;

(v)           to the Sellers’ knowledge, no commercial partner of the Group Companies, including any of its suppliers or customers, is in a state of economic dependency vis-à-vis any of the Group Companies.

(c)       Full and up-to-date copies of all the Material Contracts (together with all amendments, supplements or other modifications) are contained in the Disclosed Information, except for the Material Contracts referred to in (y) and (z) of Article 2.12(a)(ii).

2.13    Insurance.

(a)       Schedule 2.13 sets forth a complete and accurate list of all material insurance policies maintained by the Group Companies as of the Put Option Date (the "Insurance Policies").

(b)       All the Insurance Policies are in full force and effect and none of the Group Companies is in default under such Insurance Policies that would result in the termination of any such Insurance Policy or the modification of the terms thereof in an adverse manner for the Group Companies.

(c)        No act, omission, misrepresentation or non-disclosure by or on behalf of any Group Company has occurred which makes any of the Insurance Policies void, voidable or unenforceable and all premiums under such Insurance Policies have been duly paid.

(d)       There has been no breach of the terms, conditions and warranties of any of the Insurance Policies that would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy.

(e)       Details of all material insurance claims made during the past three (3) years are contained in the Disclosed Information. No insurance claim under any Insurance Policy is outstanding.

2.14    Employment Matters.

(a)       Schedule 2.14(a) sets forth a complete and accurate list (on an anonymized basis) of the officers and employees of the Group Companies who received fixed gross compensation from the Group Companies in excess of €100,000 in respect of the fiscal year corresponding to the Reference Date Accounts (the "Key Employees") including each Key Employee’s (i) identification number, (ii) job title or function, (iii) job location, (iv) salary or wage rate, and (v) current status (as to leave or disability status, full-time or part-time, exempt or nonexempt and temporary or permanent status). The existing arrangements with each of the Key Employees (including any employment agreement, service agreement or similar arrangement, together with all amendments and supplements) have been provided in the Disclosed Information.

(b)       No Group Company has adopted or entered into any commitment, custom or practice of making enhanced retirement, compensation in lieu of notice, redundancy or termination payments (or equivalent) or other form of compensation or benefits, which imposes greater obligations than the statutory schemes required under any applicable Law or any applicable collective bargaining agreement, which are applicable at the date hereof.

(c)       Except as disclosed on Schedule  2.14(c), since January 1st, 2022, none of the Group Companies has paid or agreed to pay any bonuses or made or agreed to make any increase in the rate of wages, salaries or other remuneration of any of the Key Employees it employs, other than in the Ordinary Course of Business or as required by applicable Law or the applicable collective bargaining agreement or employment agreement.

(d)      Except as disclosed on Schedule  2.14(d), none of the Group Companies is bound by, sponsors or maintains:

(i)            any severance agreements or other Contracts providing for compensation of the employees of the Group Companies in case of termination of employment or completion of the Transaction (other than, for the avoidance of doubt, any Permitted Leakage (as this term is defined in the SPA)); or

(ii)           any (v) bonus or profit-sharing plans or arrangements, (w) company savings plans or arrangements, (x) stock purchase or stock option plans or arrangements, (y) pension or retirement plans or arrangements, or (z) other employee funds or similar employee benefit plans or arrangements providing benefits of economic value to the employees of the Group Companies, which are, in any material respect, more favorable to its employees than any mandatory plan, arrangement or fund provided by applicable labor Law or applicable collective bargaining agreements.

(e)       Each Group Company has paid all amounts due to its employees pursuant to their pension and benefit plans.

(f)        Except as disclosed on Schedule  2.14(f), each Group Company has entered into legal, valid and binding employment agreement with each of its employees and complies with its obligations in relation to fixed-term and temporary employment contracts and all fixed-term employment contracts (contrats à durée déterminée) have been duly entered into and shall not be requalified as unlimited duration employment contracts (contrat à durée indéterminée).

(g)       Except as disclosed on Schedule  2.14(g), proper provisions have been duly booked in the accounts of the Group Companies for all (i) employment litigation (including related to occupational diseases and accidents at work) based on available information, (ii) end-of career indemnities (indemnités de fin de carrière) and jubilee awards (médailles du travail), and (iii) costs related to ongoing and past redundancy plans (notably including notice period, paid leave, redeployment leave, statutory and extra-statutory dismissal indemnity, training, outplacement).

(h)      There are no pending or, to the Sellers’ knowledge, threatened claims by, on behalf of or against any of the employee plans, and to the Sellers’ knowledge, none of the employee plans are under audit or examination (nor has notice been received of a potential audit or examination) by the Internal Revenue Service, the Department of Labor, Her Majesty’s Revenue and Customs or any other governmental entity (including, for the avoidance of doubt, any Tax Authority) in any relevant jurisdiction.

(i)        None of Group Companies has received any notice of resignation, separation, retirement from any of the Key Employees, nor has sent any termination notice to any Key Employee, and to the Sellers’ knowledge, no such resignation, termination, separation or retirement is contemplated.

(j)        No amount that will be received (whether in cash or property or the vesting of property, and whether individually or in combination with any other such payment), as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by the SPA by any employee will not be deductible by reason of Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code.

(k)        Except as disclosed on Schedule  2.14(k), no benefit plan is a multiemployer plan, and none of the Group Companies have any liability in respect of any multiemployer plan. No plan is a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA.

(l)        Except as disclosed on Schedule 2.14(l), each of the Group Companies (i) is in compliance in all material respects with all applicable labor Laws, in particular relating to the legal eligibility to work for all employees; the use of "independent contractor," consultant, subcontractor or other contingent worker; each employee classified as "exempt" from overtime, employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours (including statutory minimum wages and classifications); hours of work and computation of working time; payment of wages (including overtime); day-per-year working time schemes; part-time schemes; immigration; workers’ compensation; employee benefits; profit sharing; healthcare and welfare schemes; working conditions; occupational safety and health; family and medical leave; past and ongoing redundancy plans; or employee terminations, and (ii) has in all material respects duly and timely fulfilled all payment obligations to its employees.

2.15    Sufficiency of Assets. The property, rights and assets owned, leased or otherwise used by the Group Companies constitute all assets, properties or rights which are material to the conduct of the Business in the manner in, and to the extent to, which it is conducted on the date hereof.

2.16    Information Technology

(a)       Each element of the Business IT is owned by, or validly used under a written agreement with, a Group Company. No element of the Business IT is provided by other members of the Seller’s Group.

(b)      The Business IT is in good working order and is sufficient to satisfy the current business requirements of the Group Companies.

(c)       In the past three years there have been no failures of any Business IT which have had (or are having) a material adverse effect on the business of any Group Company.

(d)      All material agreements relating to the Business IT are provided under written contracts with the relevant Group Company. In relation to each such contract:

(i)            is in full force and effect, no notice having been given by either side to terminate it; and

(ii)           no disputes have arisen and the obligations of the parties thereto have been fully complied with.

(e)       Except as disclosed on Schedule 2.16, in the past three years there have been no security breaches affecting any Business IT or any unauthorised disclosures of data which, in either case, have had (or are having) a material adverse effect on the business of any Group Company. Each Group Company:

(i)            has security measures in place to protect the Business IT that are in accordance with current good industry practice;

(ii)           has carried out regular penetration testing on the Business IT and any weaknesses detected by such testing have been remedied; and

(iii)          has procedures to back up data and disaster recovery plans that are in accordance with current good industry practice.

(f)       Except as disclosed on Schedule 2.16, no material Information Technology development projects are being carried out for the benefit of any Group Company other than BI/Reporting project, Cybersecurity projects, and SAP S/4HANA project, as specified and budgeted by the Sellers (the "Projects"). In relation to the Projects:

(i)            the timetable and deadlines set out in the corresponding project plans have been met in all material respects and, to the Sellers’ knowledge, there are no grounds to believe there will be any material delay in the completion of the Projects;

(ii)           there has been no material increase in the cost of the Projects; and

(iii)          there are no material defects or deficiencies in any part of the Projects that has been delivered and, to the Sellers’ knowledge, there are no grounds to believe there will be any material defects or deficiencies in any part of the Projects that will be delivered in due course.

2.17    Data Protection.

(a)        Except as disclosed on Schedule  2.17(a), each Group Company complies and has complied with all applicable requirements of the Data Protection Laws, including the requirements related to transfers of personal data outside the European Union.

(b)       No Data Protection Authority has alleged that any Group Company has failed to comply with Data Protection Laws or threatened to conduct a Proceeding in relation to, or take enforcement action against, any Group Company.

(c)       No Group Company has suffered any personal data breach that required notification to any Data Protection Authority nor communication to data subjects.

(d)       No Group Company has been involved in a dispute with any individual in respect of any infringement of the Data Protection Laws and no Group Company has received a written claim for compensation from any individual in respect of any such infringement in the previous three (3) years.

2.18    Environmental Matters.

(a)       Except as disclosed in Schedule 2.18:

(i)            each Group Company, for the past five (5) years prior to the date hereof, has operated in compliance with all, and has not received any written notices of any violation with respect to, any applicable Environmental Laws;

(ii)           no Group Company has placed, stored, emitted, discharged, handled, transported, used or Released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials or arranged for the disposal, discharge, storage or Release of any Hazardous Materials, or exposed any employee or other Person to any Hazardous Materials, except for inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business (which inventories and wastes, if any, were and are stored, handled and disposed of in accordance with applicable Environmental Laws); and

(iii)          no Environmental Claim is pending or threatened in writing against the Group Companies.

(b)       The Group Companies have not assumed, undertaken, or otherwise become subject to any liability of another Person, or provided an indemnity with respect to any liability, relating to Environmental Laws.

(c)       The Sellers have made available to the Purchaser complete and correct copies of all material studies, audits, assessments and reports relating to Hazardous Materials, Environmental Claims, or other environmental matters pertaining to the condition of the properties (including the Owned Real Properties) or Business of the Group Companies, or the compliance (or noncompliance) by the Group Companies with Environmental Laws that are in the Sellers’ possession or reasonable control.

(d)      Except as disclosed in Schedule 2.18, there is no pollution or contamination of the Environment:

(i)            at, on, in, under or emanating from any of the Owned Real Properties, the properties subject to the Material Lease Agreements or attributable to the operations of the Business for which any Group Company would reasonably be expected to incur liability under Environmental Law; nor

(ii)           at, on, in, under or emanating from any property formerly owned, leased occupied or otherwise used in connection with or affected by the businesses of any Group Company or in which any Group Company formerly had an interest for which any Group Company would reasonably be expected to incur liability under Environmental Law or in relation to an Environmental Permit or agreement in place as at the date hereof involving the Material Lease Agreements.

(e)       Except as disclosed in Schedule 2.18, each Group Company has obtained all Environmental Permits that are necessary for the Company’s activities and operations, all such Environmental Permits are valid, uncontested and in good standing, and shall not be affected in any manner by the consummation of the Transaction.

2.19    Compliance Matters.

(a)        None of the Sellers, the Group Companies or any of their respective directors, officers, managers or employees in such capacity, consultants, agents, partners, shareholders, or other Persons acting for or on behalf of any such Person or Seller Connected Person has, in relation to the Group Companies or the Transaction, engaged in any activity, practice or conduct that would constitute a violation or breach or otherwise violated or is in violation of any Anti-Corruption Laws.

(b)       Except as disclosed in Schedule 2.19, the Group Companies have in place internal controls sufficient to provide reasonable assurances that they are in compliance with all applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Trade Control Laws.

(c)       Except as disclosed in Schedule 2.19, each of the Sellers and the Group Companies are in compliance with Anti-Money Laundering Laws.

(d)       Except as disclosed in Schedule 2.19, in the past three years, none of Sellers or the Group Companies, nor any of their respective directors, officers, or employees or any other Person acting for or on their behalf has been or is currently: (i) the subject or target of any Sanctions, (ii) organized, resident or located in any country or region that is (or the government of which is) subject to an embargo administered by OFAC (including Cuba, Iran, North Korea, Syria, or the Crimea, Donetsk People’s Republic, or Luhansk People’s Republic regions of Ukraine) (each, a "Sanctioned Country"); (iii) engaging in any business or other dealings with or for the benefit of (A) a Sanctioned Country or (B) any Person that is (or in the aggregate 50% or greater owned by, directly or indirectly, or otherwise controlled by a Person that is) the subject or target of Sanctions; (iv) engaging in any export, reexport, transfer or provision of any good or service without, or exceeding the scope of, any required licenses or authorizations under export or import control laws, including the U.S. Export Administration Regulations ("Ex-Im Laws") or similar non-U.S. Laws; or (v) otherwise in violation of Trade Controls Laws; and

(e)       In the past five (5) years, no Group Company has received from any Government Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure; or conducted any internal investigation or audit, in each case concerning any actual or potential violation by the Group Companies related to Anti-Corruption Laws or Trade Controls Laws.

(f)        None of the Group Companies have been parties to or have been involved in an agreement or arrangement whatsoever or have conducted themselves (whether by omission or otherwise) in a manner which:

(i)            infringes article 101 and/or 102 of the Treaty on the Functioning of the European Union or any other Antitrust Law in any country in which the Group Companies have assets or in any place where their business may have an effect;

(ii)           to be valid, must be subject to notification, authorisation under any applicable Antitrust Law; or,

(iii)          could render the Group Companies liable to any litigation, administrative proceedings or investigation by virtue of any Antitrust Law in any country in which the Group Companies have assets or in any place where their business may have an effect.

ARTICLE III
REPAYMENT OBLIGATION

3.1       Repayment Obligation; Limitation on Quantum.

(a)        From and after the Closing Date and subject to the provisions of this ARTICLE III, each of the Sellers shall pay to Purchaser, as a partial repayment of the Purchase Price, the amount of any and all Damages which (i) has it origin or cause prior to the Closing Date and (ii) is actually and directly suffered by the Purchaser and/or any Group Company as a result of any inaccuracy or breach of any representation or warranty of the Sellers set forth in ARTICLE II, it being expressly agreed that the aggregate liability of the Sellers in respect of all claims, for any reason whatsoever, under this Agreement shall not exceed one euro (€1.00), except in case of fraud or dol from the Sellers.

(b)       Without prejudice to any rights of the Purchaser under the W&I Policy, from and after the Closing Date, the right to repayment provided for in this Article 3.1 shall be the exclusive remedy of the Purchaser against the Sellers for any inaccuracy or breach of any representation or warranty of the Sellers set forth in ARTICLE II, except in case of fraud or dol from the Sellers.

(c)        All payments made by the Sellers to the Purchaser pursuant to this ARTICLE III shall be treated by the Parties hereto for all purposes, including tax, accounting and financial reporting purposes, as a partial repayment of the Purchase Price to the fullest extent permitted by applicable Law.

(d)       It is specified that in the event that any fraud or dol would be alleged by the Purchaser pursuant to this Agreement, such fraud or dol shall be appreciated individually for each Party and that in no event can a Party be held liable for a fraud or dol committed by another Party.

3.2      Time Limits for Claims. Without prejudice to any rights of the Purchaser under the W&I Policy, the liability of the Sellers under Article 3.1 shall terminate on the date which is (i) thirty-six (36) months after the Closing Date in respect of any claim (other than any claim in respect of any inaccuracy or breach of a representation and warranty contained in Article 2.1 (Group Structure), 2.2 (Subsidiaries), 2.5 (Tax Matters) or 2.14 (Employment Matters)) and (ii) one (1) month after the expiry of the relevant statutory limitation period in respect of any claim in respect of any inaccuracy or breach of a representation and warranty contained in Article 2.1 (Group Structure), 2.2 (Subsidiaries), 2.5 (Tax Matters) or 2.14 (Employment Matters), in each case unless prior to such date the Purchaser has notified the Sellers of a claim thereunder. For the avoidance of doubt, the Purchaser shall not be permitted to make any claim against the Sellers for any inaccuracy or breach of any representation or warranty of the Sellers set forth in ARTICLE II unless the Closing (as such term is defined in the SPA) shall have occurred.

3.3     Payment. No amount shall become due and payable by the Sellers to the Purchaser (x) in respect of any claim arising by reason of contingent liability, unless and to the extent that such contingent liability ceases to be contingent and has become an actual liability; and (y) in respect of any claim made by a third party unless and to the extent that the Purchaser or the relevant Group Company is under the obligation to immediately pay the relevant Damages to the relevant third party as a result of the issuance of a compulsorily payable tax notice ("avis d’imposition ou de recouvrement") or an enforceable decision of a court or arbitration tribunal of competent jurisdiction ("décision exécutoire") or a binding settlement or other agreement among the relevant parties.

3.4      Exclusions.

(a)       The Sellers shall not have any liability under this ARTICLE III for any Damages resulting from or arising out of:

(i)            any event, fact, matter, circumstance or omission which was Fairly Disclosed in this Agreement (including the Schedules), in the Supplemental Disclosure or in the Disclosed Information;

(ii)           any matter which was specifically agreed in writing by the Purchaser;

(iii)          any voluntary action or omission of the Purchaser or, after the Closing Date, a Group Company, provided, however, that the Sellers shall remain liable if such action or omission was done, committed or effected (x) in the Ordinary Course of Business in continuance of practices of the Group Companies existing prior to Closing or (y) in order to comply with Law; or

(iv)          the passing of, or any change in, any Law not actually in force at the date of this Agreement (even if retroactive in effect), including any increase in the Tax rates in effect on the date hereof or imposition of any Tax not in effect on the Closing Date.

(b)      In calculating the amount which may be due and payable by the Sellers as a result of any claim brought by the Purchaser pursuant to this Agreement, there shall be deducted (i) the amount of any corresponding cash Tax savings or benefit (excluding any loss carry-back or carry-forward) actually received by the Purchaser or any of its Affiliates (including any of the Group Companies) during the fiscal year of occurrence of the corresponding Damage and the following fiscal year and (ii) the amount of any VAT actually recovered by the Purchaser or any Group Company in connection with the relevant amount.

3.5      No Liability; W&I Insurance.

(a)      The Purchaser represents and warrants to the Sellers that the W&I Policy contains a waiver by the W&I Insurer of any rights of subrogation the Purchaser may have against the Sellers in relation to any claim in respect of any representation or warranty of the Sellers set forth in ARTICLE II, except in case of fraud or dol.

(b)      The Purchaser agrees with the Sellers that, except claims in case of fraud or dol, it will not be entitled to make, will not make, and waives any right it may have to make, any claim against the Sellers under this Agreement in respect of the representations and warranties of the Sellers set forth in ARTICLE II and that, in the event that anything causes such waiver not to have full force and effect under its terms, the Purchaser shall enforce any term in the W&I Policy under which the W&I Insurer waives its rights to take subrogated action against the Sellers upon the terms set out in the W&I Policy. Accordingly, the Purchaser shall indemnify and hold harmless the Sellers for reasonable costs and expenses incurred by any Seller in defending against any claim made by the Purchaser or W&I Insurer for a breach of the representations and warranties of the Sellers set forth in Article II or in the Supplemental Disclosure as determined by a definitive and enforceable judgment (jugement ayant force exécutoire) of a court or arbitration tribunal of competent jurisdiction.

(c)       All costs and expenses relating to the W&I Policy shall be for the account of the Purchaser and the Purchaser shall be solely responsible for the payment of thereof to the W&I Insurer.

ARTICLE IV
MISCELLANEOUS

4.1      Disclosure Update. From the Put Option Date until the Closing Date, the Sellers shall, in relation to all the representations and warranties of the Sellers set forth in ARTICLE II which are to be repeated as at the Closing Date, (x) update, supplement or amend any existing Schedule to any such representations and warranties set out in ARTICLE II or (y) provide the Purchaser with new Schedules to such representations and warranties set out in ARTICLE II, in each case to reflect any fact, event or circumstance that has occurred during that period and that would constitute a breach or inaccuracy of the relevant representations and warranties set out in ARTICLE II as at the Closing Date (to the extent such representations and warranties set out in ARTICLE II are to be repeated as at the Closing Date) (the "Supplemental Disclosure").

4.2       Termination.

(a)        This Agreement may be terminated, at any time prior to the Closing, by the written agreement of the Purchaser and the Sellers’ Agent.

(b)       This Agreement shall also automatically terminate upon termination of the SPA in accordance with its terms.

(c)        Upon any termination of this Agreement pursuant to paragraphs (a) or (b) of this Article 4.1, all further obligations of the Parties hereunder, other than pursuant to Article 4.3 (Confidentiality), 4.4 (Sellers’ Agent), 4.5 (Costs and Expenses), 4.7 (Unforeseeability), 4.8 (Express Waiver), 4.9 (Notice), 4.10 (Entire Agreement), 4.11 (No Third-Party Rights; Assignment), 4.13 (Waiver and Amendments) and 4.14 (Governing Law and Submission to Jurisdiction), shall terminate.

4.3      Confidentiality.

The terms of this Agreement are confidential and subject to Article 7.3 (Public Announcements) of the SPA as if such obligations had been set forth in full in this Agreement, mutatis mutandis, with effect on and as of the date hereof, and as if references in such Article to the "Agreement", the "Parties", the "Purchaser", the "Sellers", the "Sellers’ Agent" or the "date hereof" (or similar expressions) were respectively references to this Agreement, the Parties, the Purchaser, the Sellers, the Sellers’ Agent and the date of this Agreement.

4.4      Sellers' Agent.

(a)       Each of the Sellers hereby appoints irrevocably and exclusively Iberis, and expressly authorizes it, in accordance with the provisions of article 1161 of the French Civil Code (Code Civil), to act on behalf and in the name of all or part of the Sellers, as his/her/its agent (mandataire) pursuant to a common interest mandate (mandat d’intérêt commun) (the "Sellers' Agent") to, in his/her/its name and on its behalf:

(i)                  amend the terms of this Agreement, except if the contemplated amendment materially affect negatively the rights of a given Seller more than the others (in which case such amendment shall be approved but such affected Seller (but not the others));

(ii)           receive notices under this Agreement (other than any notice given by the Purchaser of any breach or violation, or alleged breach or violation, by a Seller or Sellers of any term of this Agreement); and

(iii)          deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers' Agent);

(iv)         make any filing required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers' Agent);

(v)           handle, dispute, compromise, settle or otherwise deal with any and all claims against by or against or disputes with the Purchaser under this Agreement; and

(vi)          more generally, exercise the rights of the Sellers on their behalf under this Agreement (including the right to terminate this Agreement under Article 4.1).

(b)       This mandate shall be in the common interest of the Sellers and as a consequence, shall not be revoked by any of them.

(c)       Any act or decision taken by the Sellers' Agent in accordance with this Agreement shall bind each of the Sellers, provided that such decision applies to each similarly situated Seller on the same basis.

(d)      References to the "Sellers' Agent" appearing herein shall be deemed to be qualified by the phrase "(on behalf of each of the Sellers)", provided that the Sellers' Agent's so acting as the agent for each of the Sellers shall in no case cause the Sellers' Agent to be deemed to be liable for any obligations of a Seller hereunder or to establish any joint and several liability among the Sellers.

(e)       The Sellers' Agent shall not bear any liability whatsoever, to either any of the Sellers or to the Purchaser, in its capacity as agent of the Sellers under this Agreement, except in case of wilful misconduct (faute intentionnelle).

(f)       The Sellers' Agent may resign at any time. In the event that the Sellers' Agent becomes unable to perform its responsibilities hereunder or resigns from such position, the Sellers (or, if applicable, their respective heirs, legal representatives, successors and assigns) shall promptly select another representative to fill such vacancy and such substituted representative shall be deemed to be the Sellers' Agent for all purposes of this Agreement. Any obligation of the Purchaser to take any action in respect of the Sellers' Agent shall be suspended during any period that the position of the Sellers' Agent is vacant. If the Sellers fail to appoint a Sellers' Agent within ten (10) calendar days of any vacancy, the Purchaser shall have the right to appoint a replacement Sellers' Agent who will serve as Sellers' Agent until otherwise replaced.

4.5      Costs and Expenses. Without prejudice to Article 3.5(c) above, whether or not the Transaction is consummated, each of the Sellers and the Purchaser shall bear his/her/its own expenses incurred in connection with the negotiation, preparation and signing of this Agreement.

4.6      Professional Advice. Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement. Consequently, no lawyer or other advisor shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion (contrat d'adhésion) within the meaning of article 1110 of the French Civil Code (Code Civil).

4.7      Unforeseeability.

(a)       Each Party hereby acknowledges and agrees that the provisions of article 1195 of the French Civil Code (Code Civil) shall not apply to it with respect to its obligations under this Agreement, and hereby expressly and irrevocably waives any rights that it may have under article 1195 of the French Civil Code and agrees not to make any claim under article 1195 of the French Civil Code (Code Civil) (including in the event of and/or as a result of COVID 19, any Pandemic Measure, the Ukraine Situation and any fluctuation or change of interest rates or market conditions).

(b)       Each Party further acknowledges, after due consideration, that there are no circumstances that cannot be foreseen at the time this Agreement is entered into which could make the performance of its obligations excessively onerous and each Party agrees to bear its own risks in relation thereto.

4.8      Express Waivers. Subject to the provisions of this Agreement, each of the Parties expressly and irrevocably waives (i) any right it may have under article 1226 of the French Civil Code (Code Civil) to terminate this Agreement, (ii) any right it may have under articles 1186 and 1187 of the French Civil Code (Code Civil) to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the Transaction having terminated, lapsed or being ineffective for any reason whatsoever, (iii) to the fullest extent permitted by applicable Law, the benefits of articles 1626, 1641 and 1643 of the French Civil Code (Code Civil) and the benefit of any other warranties generally available to purchasers under applicable Law, and (iv) its right to benefit from the provisions of article 1223 of the French Civil Code (Code Civil) and to accept a partial performance of the Agreement in exchange for a proportional discount of the price (unless otherwise provided) and, more generally, the Purchaser waives any right to terminate or rescind this Agreement or any of the transactions contemplated hereby.

4.9      Notices.

(a)       All notices, demands or other communications given or made under or in connection with the matters contemplated by this Agreement shall only be effective if made in writing in English to the addresses set forth in Annex B and:

(i)            sent by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception;

(ii)           sent by email (which shall contain a scanned copy of the signed notice, demand or other communication) (with a confirmation including a copy of such email to be sent by no later than the next Business Day by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception); or

(iii)          delivered by hand delivery against an acknowledgement of receipt dated and signed by the recipient.

(b)      Any notice, demand or other communication made in accordance with subsection (a) above shall be deemed to have been duly given or made as follows:

(i)             if sent by an overnight courier service of recognized international standing or lettre recommandée avec accusé de réception, on the date of the first presentation of the courier or letter;

(ii)           if sent by email, on the date and time indicated on such email, provided that a confirmation including a copy of such email is sent by no later than the next Business Day by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception; and

(iii)           if delivered by hand, on the date indicated on the corresponding acknowledgement of receipt signed by the recipient;

provided that if, in accordance with the above provisions, any such notice, demand or other communication is given or made outside of Working Hours where the recipient is located, such notice, demand or other communication shall be deemed to be given or made at the start of the next Business Day, except if the context implies otherwise.

(c)      A Party may notify the other Parties of a change to its name, relevant addressee, address or electronic address for the purposes of this Article 4.9 in accordance with provisions of this Article 4.9 provided that such notification shall only be effective:

(i)            on the date specified in the notification as the date on which the change is to take place; or

(ii)           if no date is specified or the date specified is less than one (1) Business Day after the date on which notice is given, the date which is one (1) Business Day after notice of any such change has been given.

4.10   Entire Agreement. This Agreement (together with the Confidentiality Agreement and the SPA) represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein and in the SPA. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement. Any matter disclosed in any Annex or Schedule to the Agreement or in the Disclosed Information shall be deemed disclosed for all purposes of this Agreement (notwithstanding the absence of any specific cross-references in the Annex, Schedule or Article in question). The Purchaser acknowledges that certain items to which the Annexes and Schedules refer have been included to provide additional information to the Purchaser, and that such inclusion shall not be deemed to be an acknowledgment by the Sellers that such items are material.

4.11   No Third Party Rights; Assignment.

(a)       Except as expressly provided herein, this Agreement shall inure to the sole and exclusive benefit of, and be binding upon, the Parties and their respective successors and permitted assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties.

(b)       Notwithstanding the provisions of Article 4.11(a), the Purchaser may, upon notice in writing to the Sellers' Agent at the latest ten (10) Business Days prior to the Closing Date, assign the benefit of all or part of this Agreement to (and it may be enforced by) any of its wholly owned direct or indirect Affiliates.

(c)       Except as expressly provided herein, nothing set forth in this Agreement shall be construed to give any Person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

4.12    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

4.13       Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties, referring specifically to this Agreement and stating the Parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement. Notwithstanding anything to the contrary set forth herein, this Agreement may be so modified or amended, and any of its terms or conditions may be so waived, by the Sellers and the Purchaser (and their authorized assignees) without the consent of any third party beneficiary.

4.14       Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of France (without giving effect to the conflicts-of-law principles thereof), and the Parties irrevocably submit to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris) for the purposes of hearing and determining any disputes, controversies or claims arising out of or in connection with the existence, formation, validity, interpretation, performance or termination of this Agreement or any non-contractual rights or obligations arising out of or in connection with this Agreement.

4.15       Electronic Signature. The Parties to this Agreement:

(a)            acknowledge that this Agreement has been signed (i) as an electronic written document (écrit électronique) within the meaning of article 1366 of the French Civil Code (Code Civil) and (ii) electronically using a reliable identification process that guarantees the link between each signature and this Agreement in accordance with the provisions of article 1367 of the French Civil Code (Code Civil) (i.e., DocuSign®);

(b)           expressly acknowledge that this Agreement has the same probative force as a paper written document in accordance with article 1366 of the French Civil Code (Code Civil) and that it may be validly opposed to such Parties;

(c)            agree to designate Paris (France) as the place of signature of this Agreement; and

(d)           acknowledge and accept that this Agreement shall be effective as from the date first written above.

[SIGNATURES ON THE NEXT PAGE]

/s/ Theodore S. Haddad, Jr.

Hillenbrand France Acquisition Holdings SAS

By:	Name: Theodore S. Haddad Jr
Title: General Manager (directeur général)

/s/ Sandrine Anton		/s/ Andrew Townend

IBERIS INTERNATIONAL S.À R.L		IBERIS INTERNATIONAL S.À R.L

By:	Name: Sandrine Anton	By:	Name: Andrew Townend
	Title: Manager		Title: Manager

/s/ Timothy Cook		/s/ Didier Soumet

MR. TIMOTHY COOK		MR. DIDIER SOUMET

/s/ Didier Soumet

Additional Sellers identified in Annex 0

By:	Name: Didier Soumet
Title: duly authorized

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